UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2007

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-51072	93-0856709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 5, 2007, Cascade Microtech, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Geoff Wild pursuant to which Mr. Wild will serve as the Company’s President and Chief Executive Officer effective as of January 2, 2008. Mr. Wild will also be elected to the Company’s Board of Directors effective as of January 2, 2008. Mr. Wild, 51, has been the president and chief executive officer of Nikon Precision, Inc., a manufacturer of lithography equipment for the microelectronics manufacturing industry, since 2002. Prior to that, Mr. Wild held management positions with Johnson Matthey and AlliedSignal.

Mr. Wild’s Employment Agreement provides for an annual base salary of $385,000, periodic cash bonuses as approved by the board of directors, with a target bonus set at the annual rate of at least 70 percent of Mr. Wild’s annual base salary, and eligibility to participate in all employee benefit plans available to the Company’s employees. Mr. Wild will also receive a relocation bonus of $80,000. At the commencement of his employment, Mr. Wild will be granted 50,000 restricted stock units and an option to purchase 100,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. If Mr. Wild’s employment is terminated without cause (as defined in the Employment Agreement) then he will be entitled to severance pay in the amount of 12-months’ base salary. In addition, the stock options held by Mr. Wild that would have vested if Mr. Wild had remained an employee of the Company after the termination date for an additional period equal to his length of employment up to a maximum of 12 months, shall become immediately exercisable. If Mr. Wild terminates his employment with the Company for “good reason” (as defined in the Employment Agreement) or if the Company terminates Mr. Wild’s employment for any reason other than death, disability or cause, within 12 months after the Company sells all or substantially all of its assets or is merged into another company that the Company’s shareholders do not control, then all stock options held by Mr. Wild that would have vested had Mr. Wild remained employed after the termination date for an additional period equal to 12 months will become immediately exercisable and shall remain exercisable for 12 months, and additional restricted stock units will vest at termination such that at least 20,000 restricted stock units will have vested. As a condition of his employment, Mr. Wild entered into our standard employee invention and confidentiality agreement. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. On December 7, 2007, the Company issued a press release announcing Mr. Wild’s employment. A copy of the press release is attached hereto as Exhibit 99.1.

Eric Strid, the Company’s Chairman, President and Chief Executive Officer, will resign as President and Chief Executive Officer of the Company effective as of January 2, 2008, and will assume the position of Chief Technical Officer on that date.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Executive Employment Agreement between Cascade Microtech, Inc. and Geoff Wild

99.1	Press Release issued by Cascade Microtech, Inc. on December 6, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on December 6, 2007.

CASCADE MICROTECH, INC. (Registrant)

By	/s/ Steven Sipowicz
Steven Sipowicz Vice President and Chief Financial Officer